Exhibit 99.4

PRO FORMA CAPITALIZATION TABLE

The table below sets forth the Company’s capitalization as of December 31, 2006:

•	on an actual basis; and

•

as adjusted to give effect to (1) the sale of the aggregate of $350 million of Notes and the sold warrant transactions, (2) the purchase of the convertible note hedge transactions, and (3) the repurchase of $91.2 million of shares of Class A common stock, (collectively, the “Transactions”).

You should read this table in conjunction with our consolidated financial statements and the notes which were filed with the Commission on March 1, 2007 in our Form 10-K for the year ended December 31, 2006.

	As of December 31, 2006
	Actual	As Adjusted for Transactions
Cash and cash equivalents	$46,148	$246,477
Restricted cash, current(1)	34,403	34,403

	$80,551	$280,880

Long-term debt (including current maturities):
CMBS Certificates	$1,555,000	1,555,000
Senior Revolving Credit Facility	—	—
0.375% Convertible Senior Notes due 2010	—	350,000

Total long-term debt	$1,555,000	$1,905,000

Class A common stock (200,000 shares authorized; 105,672(2) and 102,437 (as adjusted) shares issued and outstanding)	$1,057	$1,024

Additional paid-in capital	1,450,754	1,400,809
Accumulated deficit	(1,065,224)	(1,156,427)
Accumulated other comprehensive income(3)	(666)	(666)

Total shareholders’ equity	385,921	244,740

Total capitalization	$1,940,921	$2,149,740

(1)	Restricted cash of $34.4 million as of December 31, 2006 consisted of $30.7 million related to requirements of the mortgage loan underlying our CMBS Certificates and $3.7 million of payment and performance bonds which primarily related to collateral requirements relating to tower construction currently in process.
(2)	This number of issued shares does not include (a) 4.2 million shares of Class A common stock issuable upon exercise of outstanding stock options; (b) 8.3 million shares that are reserved for issuance upon exercise of options that may be granted in the future under our 2001 Equity Participation Plan; (c) 0.6 million shares that are reserved for issuance under our 1999 Employee Stock Purchase Plan; (d) approximately 4.5 million shares of Class A common stock issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions; or (e) approximately 10.4 million shares (as adjusted) of Class A common stock issuable upon conversion of the Notes.
(3)	Includes net deferred loss from the termination of nine interest rate swap agreements of $12.8 million as of December 31, 2006 and net deferred gain from the termination of two interest rate swap agreements of $12.1 million as of December 31, 2006.

Ratio of

Pro Forma Net Debt to Annualized Adjusted EBITDA

As a result of the offering of $350 million of ..375% Senior Convertible Senior Notes due 2010, the Company’s Net Debt to Annualized Adjusted EBITDA, or Leverage Ratio, as of December 31, 2006 as adjusted for the offering would be 8.5x.

Net Debt is a Non-GAAP measurement defined as debt minus cash and cash equivalents, restricted cash and short-term investments. Leverage Ratio is a Non-GAAP measurement defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents, restricted cash and short-term investments thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

	As of December 31, 2006
	Actual	As Adjusted for the Transactions
	(in thousands)
Long-term debt	$1,555,000	$1,905,000

Less:
Cash and cash equivalents and restricted cash	80,551	280,880

Net debt	$1,474,449	$1,624,120

Divided by
Annualized Adjusted EBITDA	$190,104	$190,104

Leverage ratio	7.8x	8.5x

The calculation of the Company’s Leverage Ratio is based upon the Company’s Annualized Adjusted EBITDA. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other expense and excluding non-cash leasing revenue, non-cash ground lease expense, other income and one-time costs related to transition and integration costs in connection with the AAT acquisition.

Neither Adjusted EBITDA nor Annualized Adjusted EBITDA is intended to be alternative measure of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA and Annualized Adjusted EBITDA have certain material limitations, including the following:

*	They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

*	They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations;

*	They do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

*	They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations; and

*	They do not include one-time costs related to transition and integration costs incurred in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA and Annualized Adjusted EBITDA as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

Three Months Ended December 31, 2006
(in thousands)
Loss from continuing operations	$(24,265)
Interest income	(969)
Interest expense	28,340
Provision for taxes(1)	146
Depreciation, accretion and amortization	39,893
Asset impairment and other charges	—
Non-cash compensation	1,186
Loss from write off of deferred financing fees and extinguishment of debt	3,361
Non-cash leasing revenue	(2,375)
Non-cash ground lease expense	2,119
Other	(367)
AAT one-time transition and integration expenses	457

Adjusted EBITDA	$47,526

Annualized Adjusted EBITDA	$190,104

(1)	For the three months ended December 31, 2006, this amount includes $192 of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.